Exhibit 10(i)

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                          PHANTOM STOCK UNIT PLAN

1.   Objectives

     The objective of the Northwestern Public Service Company Phantom Stock Unit Plan (the "Plan") is to assist officers and directors ("Eligible Individuals") in building financial security through capital accumulation by providing them with deferred remuneration based upon the award of Phantom Stock Units, the value of which is related to the value of the common stock ("Common Stock") of Northwestern Public Service Company ("Company"). The Plan is also intended to: (1) create incentives to participating Eligible Individuals related to the long-term performance of the Common Stock, (2) encourage continued employment with, or service on the Board of Directors ("Board") of, the Company, and (3) promote awareness of the performance of the Common Stock.

2.   Administration

     The Plan shall be administered by the Company. Subject to the provisions of the Plan, the Board shall have exclusive power to select the Eligible Individuals to be granted Phantom Stock Units, to determine the number of Phantom Stock Units to be granted as described in Section 3, to determine the time or times when Phantom Stock Units will be granted and to determine such terms and conditions, in addition to the terms and conditions set forth in the Plan, that shall apply to the grant of Phantom Stock Units. The authority granted to the Board by the preceding sentence will be exercised based upon annual recommendations received from the Nominating and Compensation Committee ("Committee") of the Board. In determining the number of Phantom Stock Units to be granted to an Eligible Individual, the Board shall consider an Eligible Individual's position and responsibilities, the nature and value to the Company of an Eligible Individual's services, an Eligible Individual's present and potential contribution to the Company's success, and the Company's financial performance. Determinations by the Board shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

     The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan.

3.   Grants

     Eligible Individuals to whom Phantom Stock Units are granted shall hereafter be referred to as "Participants." Phantom Stock Units shall be granted at the meeting of the Board in May, each year to Participants who are Executive Officers of the Company in such amounts as the Board shall determine based on the recommendations of the Committee. The Committee shall recommend awards, in amounts based upon the criteria set forth in paragraph 2 above, up to a maximum of 35% of base salary for the Chairman of the Board, the President and Chief Executive Officer and the Executive Vice President and up to a maximum of 15% of base salary for the other Executive Officer Participants. The award shall be made in Phantom Stock units at the closing price of the Company's Common Stock on the date of the award. Annual awards of 200 units shall be made to each of the Director Participants who are not Executive Officers of the Company.

4.   Phantom Stock Units and Dividend Equivalents

     (a) Phantom Stock Units granted to a Participant shall be credited to a Phantom Stock Unit Account ("Account") established and maintained for such Participant on the books of the Company. The Account of a Participant, which shall be the record of Phantom Stock Units granted to him under the Plan, and dividend equivalents related thereto, is solely for accounting purposes and shall not require a segregation of any Company assets. Each grant of Phantom Stock Units under the Plan to a Participant shall be communicated by the Board in writing to the Participant within thirty (30) days after the date of grant.

     (b) Additional credits will be made to each Participant's Account in amounts equal to the dividends the Participant would have received from time to time had he been the owner on the record dates with respect thereto of the number of shares of Common Stock equal to the number of Phantom Stock Units in his Account on such dates. Such dividend credit amounts shall be converted to Phantom Stock Units at the closing price of the Common Stock on the New York Stock Exchange on the date that dividends are paid.

5.   Vesting

     (a) A Participant shall have a nonforfeitable right to the Phantom Stock Units granted in a given year and dividend equivalents thereon on May 1st of the year five years following the date that such Phantom Stock Units were granted (the "Fifth Anniversary Date").

     (b) A Participant shall have a nonforfeitable right to one hundred percent (100%) of the Phantom Stock Units and other amounts credited to his Account upon the Participant's termination of employment with the Company due to death, permanent disability or retirement on or after the age of sixty-five (65) years or such earlier date as the Board, in its discretion, shall designate. The Participant or his Beneficiary may choose vesting under paragraph 5(a) or the full vesting under the preceding sentence.

     (c) For purposes of this Section 5 a Participant will be considered to terminate employment by reason of "permanent disability" if, in the determination of the Board, he is subject to a physical or mental condition which is expected to render the Participant unable to perform his usual duties or any comparable duties for the Company.

6.   Payment for Phantom Stock Units

     (a) Upon a Fifth Anniversary Date the Participant shall be entitled to receive from the Company an amount equal to the sum of (1) the total value (as determined by the Board pursuant to Section 7) of the Phantom Stock Units credited to his Account that vest on such Date and (2) related reinvested dividend equivalents credited to his Account pursuant to Section 4 as of such Date. Upon the date the Participant vests in 100% of the Phantom Stock Units and related amounts credited to his Account pursuant to paragraph 5(b) (the "Automatic Vesting Date"), the Participant shall be entitled to receive from the Company an amount equal to the sum of (1) the total value (as determined by the Board pursuant to Section 7) of the Phantom Stock Units credited to the Participant's Account as of the Automatic Vesting Date, and (2) the value of dividend equivalents thereon credited to his Account pursuant to Section 4, as of the Automatic Vesting Date.

     (b) Payment to a Participant of any amount set forth in paragraph 6(a) shall be made in cash in a lump sum within thirty (30) days after the applicable Fifth Anniversary Date and, unless otherwise elected by the Participant or his Beneficiary, after the Automatic Vesting Date.

     (c) Notwithstanding any other provision of the Plan, all Phantom Stock Units and other amounts credited to the Account of a Participant, and all right to any payment hereunder to the Participant, will be forfeited, and the Company will have no further obligation hereunder to such Participant, if any of the following circumstances occur:

          (i) The Participant at any time is discharged from employment with the Company for cause ("Cause"). "Cause" shall mean (A) a Participant's conviction of any criminal violation involving dishonesty, fraud, or breach of trust, or (B) a Participant's willful engagement in any misconduct in the performance of his duty that materially injures the Company, or (C) failure to adequately perform his duties; or

          (ii) The Participant at any time prior to the Fifth Anniversary Date or the Automatic Vesting Date voluntarily terminates employment with the Company.

     The Board shall have sole discretion with respect to the application of the provisions of this paragraph (c) and such exercise of discretion shall be conclusive and binding upon the Participant, and all other persons.

     (d) Notwithstanding any other provision of the Plan, one-half of the payment under paragraph 6(a) for Participants who are active Executive Officers of the Company will be used to purchase Common Stock of the Company. Those Participants may elect to make such purchase in a lump sum at the time of award payout each year, through payroll deduction during the year, or a combination thereof.

7.   Valuation of Phantom Stock Units

     For all purposes of the Plan other than for the purposes of paragraph 4(b), the value of a Phantom Stock Unit upon a Fifth Anniversary Date or the Automatic Vesting Date for purposes of Section 6 will be an amount equal to the average of the closing prices of the Common Stock on the Composite Tape of the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding such Date; or

8.   Changes in Capital and Corporate Structure

     In the event of any change in the outstanding shares of Common Stock of the Company by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the number of Phantom Stock Units held by Participants under the Plan. The foregoing adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation in outstanding Common Stock and earnings per share of the Company and the increase in value of each Phantom Stock Unit granted hereunder to remain unchanged as a result of the applicable transaction.

9.   Non-Transferability

     Phantom Stock Units granted under the Plan, and other amounts credited to a Participant's Account, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

10.  Death of a Participant

     In the event of a Participant's death, payment of any amount due under the Plan shall be made to the Participant's designated Beneficiary. In the event the Participant has not designated a Beneficiary, or if no designated Beneficiary is living at the date of death of the Participant, payment of any amount due under the Plan shall be paid as promptly as practicable to the duly appointed and qualified executor or administrator of the Participant's estate. "Beneficiary" shall mean the individual, corporation, partnership, association, trust or unincorporated organization designated by a Participant in writing filed with the Company as the recipient of any payment to be made to a Participant hereunder in the event of the Participant's death prior to payment. Such designation may be changed by a Participant at any time by writing filed with the Company without the consent of or notice to any Beneficiary previously designated.

11.  Withholding

     The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts.

12.  Voting and Dividend Rights

     Except as provided in Sections 4, 6, and 8, no Participant shall be entitled to any voting rights or to receive any dividends or other distributions with respect to the Common Stock of the Company as a result of his participation in the Plan.

13.  Miscellaneous Provisions

     (a) No Participant or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or to continue to serve as a member of the Board.

     (b) The Plan shall at all times be entirely unfunded and no provisions shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

     (c) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

     (d)  This Plan shall be governed by the laws of the State of South
Dakota.

14.  Effectiveness and Term of Plan

     The effective date of the Plan shall be May 3, 1989, and the Plan shall terminate with awards made in May, 1999. No Phantom Stock Units shall be granted pursuant to the Plan after the date of termination of the Plan, although after such date payments shall be made with respect to Phantom Stock Units granted prior to the date of termination.

     IN WITNESS WHEREOF, the Company has executed this Plan as of the 1st day of May, 1996.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By   /s/ M. D. Lewis
                         ______________________________________
                         M. D. Lewis
                         President & CEO


                    By   /s/ Aelred J. Kurtenbach
                         ______________________________________
                         Aelred J. Kurtenbach, Chairman
                         Nominating and Compensation Committee

                                RESOLUTION

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                            PHANTOM STOCK PLAN

                              AMENDMENT NO. 1


     WHEREAS, the Board of Directors of Northwestern Public Service Company ("Company") did on May 1, 1996, amend and restate the Phantom Stock Plan ("Plan"); and

     WHEREAS, the Board of Directors wishes to further revise the Plan;

     NOW THEREFORE, the Plan is further amended, effective May 7, 1997 by amending Section 3 as follows:

     3.   Grants

     Eligible individuals to whom Phantom Stock Units are granted shall hereafter be referred to as "Participants". Phantom Stock Units shall be granted at the meeting of the Board in May, each year to Participants who are Executive Officers of the Company in such amounts as the Board shall determine based on the recommendations of the Committee. The Committee shall recommend awards, in amounts based upon the criteria set forth in paragraph 2 above and other plan opportunities for long term equity incentives. The award shall be made in Phantom Stock units at the closing price of the Company's Common Stock on the date of the award. Annual awards of 200 units shall be made to each of the Director Participants who are not Executive Officers of the Company.

     IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 of the Plan as of the 7th day of May, 1997.

                    NORTHWESTERN PUBLIC SERVICE COMPANY


                    By   /s/ M. D. Lewis
                         ______________________________________
                         M. D. Lewis
                         Chairman, President & CEO


                    By______________________________________
                         Chairman
                         Nominating and Compensation Committee